Exhibit 10.36

Loan Agreement

Seong Ik Han (hereinafter referred to as the “Creditor”) and GLAAM Co., Ltd. (hereinafter referred to as the “Debtor”), hereby enter into a loan agreement as follows.

Article 1 (Borrowing Amount)

Creditor lends KRW three hundred million (KRW 300,000,000) (the “Principal Amount”) to Debtor, and Debtor borrows the Principal Amount.

Article 2 (Borrowing Term)

The term of the loan hereunder shall be from June 21, 2023 to July 21, 2023 (the “Borrowing Term”).

Article 3 (Interest Rate and Repayment)

Interest on the Principal Amount shall be at the rate of 1% per month.

Article 4 (Pledging Collateral)

In consideration of the loan owed, Debtor agrees to pledge and provide Creditor with nine hundred thousand (900,000) shares of BioX Co., Ltd. as collateral owned by Houng Ki Kim, the Representative Director of BioX Co., Ltd., and transfer the shares as collateral to the security account 35863489110 of Hana Securities Co., Ltd. under the name of Creditor.

Article 5 (Resolution of Dispute)

If a dispute arises in connection with this loan agreement, Creditor and Debtor agree to resolve it amicably based on mutual trust, but if no resolution is reached and a lawsuit is filed, the Seoul Central District Court shall be the competent court.

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To confirm and prove the contents of the above agreement, two copies of this agreement shall be executed, and each copy shall be kept by Creditor and Debtor, respectively, after being signed and sealed.

June 21, 2023

Creditor Name: /s/ Seong Ik Han Address: #102-1401, 90, 17-gil, Saimdang-ro, Seocho-gu, Seoul, ROK Resident Registration Number: 590212-1018329

Debtor Name: GLAAM Co., Ltd.

Representative Director: /s/ Keong Rae Kim

Address: 298-42, Cheongbukjungang-ro,

Pyeongtaek-si, Gyeonggi-do, ROK

Business Registration Number: 211-87-65996

Guarantor Name: BioX Co., Ltd.

Representative Director: /s/ Houng Ki Kim

Address: 8F, 10, Ewhayeodae 1-gil,

Seodaemun-gu, Seoul, ROK

Business Registration Number: 211-87-65996

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